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Exhibit (a)(1)(i)

Offer to Purchase for Cash
Up to 1,063,937 Shares of its Common Stock
and
Up to 1,325,468 Shares of its Class A Common Stock
(Including, in Each Case, the Associated Stock Purchase Rights)
At a Purchase Price of $14.50 Per Share
by
DOVER DOWNS GAMING & ENTERTAINMENT, INC.

The offer and withdrawal rights will expire at 5:00 P.M., New York City time, on Thursday,
January 19, 2006, unless we extend the offer.

Dover Downs Gaming & Entertainment, Inc., a Delaware corporation (the "Company"), is offering to purchase up to 1,063,937 shares of its common stock, par value $0.10 per share (the "Common Stock"), and up to 1,325,468 shares of its Class A common stock, par value $0.10 per share (the "Class A Common Stock"), including, in each case, the associated stock purchase rights that automatically trade with shares of the Common Stock and the Class A Common Stock under the terms of a rights agreement between the Company and Mellon Investor Services LLC, our transfer agent, as rights agent.

The purchase price for each share of Common Stock and Class A Common Stock (the "Purchase Price") is $14.50 per share, net to the seller in cash without interest thereon. Unless the context requires otherwise, all references to "shares" shall refer to the Common Stock and the Class A Common Stock and shall include the associated stock purchase rights; and unless the associated stock purchase rights are redeemed prior to the expiration of the Offer, a tender of shares will constitute a tender of the associated stock purchase rights.

Our offer is subject to the terms and conditions set forth in this offer to purchase and the related letter of transmittal. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements thereto, as the "Offer." References in this offer to purchase to "we," "us," "our," or similar terms refer to Dover Downs Gaming & Entertainment, Inc., except as otherwise indicated.

We will purchase all shares validly tendered and not properly withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to odd lot tenders, proration and conditional tenders described in this offer to purchase. We reserve the right, in our sole discretion, to purchase more than 1,063,937 shares of Common Stock and 1,325,468 shares of Class A Common Stock in the Offer, subject to applicable law. Shares not purchased because of proration or conditional tenders will be returned at our expense promptly after the expiration of the Offer.

The Offer is not conditioned upon any minimum number of shares being tendered.
The Offer is, however, subject to other conditions. See Section 7,
"Conditions of the Offer" beginning on page 10.

Our Common Stock is listed on the New York Stock Exchange under the symbol "DDE." Our Class A Common Stock is not publicly traded but is freely convertible at any time into Common Stock on a share for share basis at the option of the stockholder. On December 14, 2005, the last full trading day before we announced the Offer, the reported closing price of our Common Stock on the New York Stock Exchange was $12.20 per share. You should obtain current market quotations for our Common Stock before tendering any of your shares.

You should direct questions or requests for assistance or for additional copies of this offer to purchase or the related letter of transmittal, notice of guaranteed delivery or other tender offer materials to Mellon Investor Services LLC, as the depositary and the information agent (the "Depositary" or "Information Agent," as applicable), or Raymond James & Associates, Inc., the dealer manager for the Offer (the "Dealer Manager"), at their respective addresses and telephone numbers set forth on the back cover of this offer to purchase.

Neither Dover Downs Gaming & Entertainment, Inc., its Board of Directors, the Dealer Manager, the Depositary, nor the Information Agent makes any recommendation to you as to whether to tender all or any shares or to refrain from tendering. You must make your own decision as to whether to tender shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this offer to purchase and the related letter of transmittal, including our reasons for making the Offer. We have been advised that none of our directors or executive officers intends to tender shares pursuant to the Offer.

The Dealer Manager for the Offer is:

RAYMOND JAMES

December 19, 2005

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION		ii
FACTORS THAT MAY AFFECT OPERATING RESULTS; FORWARD-LOOKING STATEMENTS		iii
SUMMARY TERM SHEET		iv
INTRODUCTION		1
THE OFFER		3
1.	Number of Shares; Proration; Expiration Date	3
2.	Tenders by Odd Lot Owners (Holders of Fewer than 100 Shares)	4
3.	Procedures for Tendering Shares	5
4.	Withdrawal Rights	8
5.	Acceptance for Payment of Shares and Payment of Purchase Price	9
6.	Conditional Tender of Shares	9
7.	Conditions of the Offer	10
8.	Extension of the Offer; Termination; Amendments	12
9.	Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals	12
10.	Price Range of Shares; Dividends	16
11.	Source and Amount of Funds	17
12.	Information About Dover Downs Gaming & Entertainment, Inc.	18
13.	Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Common Stock	18
14.	Legal Matters; Regulatory Approvals	27
15.	U.S. Federal Income Tax Considerations	27
16.	Fees and Expenses	30
17.	Miscellaneous	31

We have not authorized any persons to give any information or to make any recommendation or representation in connection with the Offer other than those contained in this offer to purchase or in the related letter of transmittal. If given or made, you must not rely on any such recommendation or any such information or representations as having been authorized by us, our Board of Directors, the Dealer Manager, the Information Agent or the Depositary. You should assume that the information appearing in this offer to purchase and the documents incorporated by reference in this offer to purchase is accurate only as of the date of this offer to purchase or the date of those documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. However if a material change occurs in the information published, sent or given to stockholders, we will disseminate promptly disclosure of the change in a manner reasonably calculated to inform stockholders of the change and will file with the Securities and Exchange Commission an Amendment to the Tender Offer Statement on Schedule TO of which this Offer to Purchase is a part.

The Offer is not being made to, nor will we accept any tender of shares from or on behalf of, stockholders in any jurisdiction in which the making of the Offer or the acceptance of any tender of shares would not comply with the laws of such jurisdiction. In our discretion, however, we may take such action as we deem necessary for us to make the Offer in any such jurisdiction and extend the Offer to stockholders in such jurisdiction. In any jurisdiction whose securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

i

IMPORTANT

If you wish to tender all or any part of your shares, you should do one of the following: (i) complete and sign a letter of transmittal according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including the share certificates, to the Depositary; (ii) tender the shares according to the procedure for book-entry transfer described in Section 3, "Procedures for Tendering Shares"; or (iii) request a broker, bank or other fiduciary to effect the transaction for you. If your shares are registered in the name of a broker, bank or other fiduciary, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (i) your share certificates are not immediately available or cannot be delivered to the Depositary, (ii) you cannot comply with the procedure for book-entry transfer, or (iii) you cannot deliver the other required documents to the Depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. The address of our Internet website is http://www.doverdowns.com. We provide a link on our website, under Investor Relations, to our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports. You may read and copy any document we file with the SEC at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 (800) SEC-0330 for further information about the public reference room. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

This offer to purchase is part of a Tender Offer Statement on Schedule TO, which we filed with the SEC on December 19, 2005 pursuant to Section 13(e) of the Exchange Act and the rules and regulations thereunder. We urge you to review the Tender Offer Statement.

Additionally, the rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document separately filed with or furnished to the SEC. These documents contain important information about us.

SEC Filings (File No. 1-16791)	Period Covered or Date Filed/Furnished
Annual Report on Form 10-K as amended by Form 10-K/A dated May 20, 2005	Year ended December 31, 2004
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2005 Quarter ended June 30, 2005 Quarter ended September 30, 2005
Current Reports on Form 8-K
January 26, 2005; January 27, 2005; January 28, 2005; April 11, 2005; April 27, 2005; April 28, 2005; July 27, 2005; July 28, 2005; August 9, 2005; October 4, 2005; October 26, 2005; October 27, 2005; and December 16, 2005

We incorporate by reference the documents listed above other than with respect to items which are deemed furnished to the SEC as opposed to filed with the SEC. You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: Investor Relations, Dover Downs Gaming & Entertainment, Inc., 1131 N. DuPont Highway, Dover, Delaware 19901, (302) 674-4600. Please be sure to include your complete name and address in the request.

FACTORS THAT MAY AFFECT OPERATING RESULTS; FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this offer to purchase and any documents incorporated by reference herein, are forward-looking statements within the meaning of the federal securities laws. We note that a variety of factors could cause our actual results and experience to differ substantially from the anticipated results or other expectations expressed in our forward-looking statements. When words and expressions such as: "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects," "forecasts," "possible," "seeks," "may," "could," "should," "might," "likely," "enable" or similar words or expressions are used in this document, as well as statements containing phrases such as "in our view," "there can be no assurance," "although no assurance can be given" or "there is no way to anticipate with certainty," forward-looking statements are being made.

Various risks and uncertainties may affect the operation, performance, development and results of our business and could cause future outcomes to differ materially from those set forth in our forward- looking statements, including the following factors:

  •
  success of or changes in our growth strategies;

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  success of any expansion to or renovation of our existing facilities;

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  development and potential acquisition of new facilities;

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  anticipated trends in the gaming industry;

  •
  patron demographics;

  •
  general market and economic conditions, including consumer and corporate spending sentiment;

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  ability to finance future business requirements;

  •
  ability to effectively compete in the marketplace;

  •
  the availability of adequate levels of insurance;

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  ability to successfully integrate acquired companies and businesses;

  •
  management retention and development;

  •
  changes in Federal, state, and local laws and regulations, including environmental, gaming license and tax legislation;

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  the effect of weather conditions or travel on attendance at our facilities;

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  military or other government actions; and

  •
  national or local catastrophic events.

New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ significantly from those forecast in any forward-looking statements. Given these risks and uncertainties, stockholders should not overly rely on or attach undue weight to our forward-looking statements as an indication of our actual future results.

Reference is hereby made to disclosures contained under the heading "Factors That May Affect Operating Results; Forward-Looking Statements" in "Item 2. Management's Discussion And Analysis of Financial Condition And Results of Operations" of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward looking statements, however, that safe harbor does not by its terms apply to statements made in connection with a tender offer.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the principal terms of the Offer, but you should realize that it does not describe all of the details of the Offer to the same extent as described elsewhere in this offer to purchase and in the related letter of transmittal. We urge you to read this entire offer to purchase and the related letter of transmittal because they include the full details of the Offer. We have included references to the sections of this offer to purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        Dover Downs Gaming & Entertainment, Inc., a Delaware corporation, is offering to purchase shares of its Common Stock and Class A Common Stock.

How many shares will the Company purchase in the Offer?

        We are offering to purchase up to 1,063,937 shares of our Common Stock and up to 1,325,468 shares of our Class A Common Stock. We reserve the right, in our sole discretion, to purchase more than 1,063,937 shares of our Common Stock and more than 1,325,468 shares of our Class A Common Stock in the Offer, up to an additional 2% of the outstanding shares of each class of stock (subject to applicable law), but do not currently plan to do so. If more than 1,063,937 shares of our Common Stock or more than 1,325,468 shares of our Class A Common Stock are tendered, all shares tendered will be purchased on a pro rata basis by class, except for shares held by owners of "odd lots," which will be purchased on a priority basis. For more information about the number of shares that will be purchased, see Section 1, "Number of Shares; Proration; Expiration Date."

How many shares of Common Stock and Class A Common Stock does the Company have outstanding?

        As of December 19, 2005 there were 10,639,374 shares of Common Stock and 13,254,687 shares of Class A Common Stock outstanding. The shares we are offering to purchase represent approximately 10% of each class and, therefore, approximately 10% of the combined equity in the Company, as of December 19, 2005.

How much will the Company pay me for my shares and how will I be paid?

        The Purchase Price has been fixed at $14.50 per share for both Common Stock and Class A Common Stock.

        If your shares are purchased in the Offer, you will be paid the Purchase Price, net in cash without interest thereon, promptly after the expiration date of the Offer and the acceptance of the shares for payment. We will not pay interest on the Purchase Price.

How will the Company pay for the shares?

        We expect to fund our purchase of shares in the Offer, and to pay related fees and expenses, with available cash on hand and amounts borrowed under our revolving credit facility, as recently amended, with Wilmington Trust Company. See Section 11, "Source and Amount of Funds."

What is the purpose of the Offer?

        We are making this Offer because we believe that the repurchase of shares is consistent with our long-term goal of maximizing shareholder value. We believe that the repurchase of shares pursuant to the Offer is currently a prudent use of our funds. The Offer also affords us the opportunity to return cash to stockholders who elect to tender their shares at a premium over recent trading prices without the usual transaction costs associated with open market sales, while at the same time increasing non-tendering stockholders' proportionate interest in our Company and thus in our future earnings and assets at no additional cost. For more information on the purpose of the Offer, see Section 9, "Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals."

How was the Purchase Price determined?

        Our Board of Directors determined to offer $14.50 per share after considering recent stock trading ranges, various self-tender offers effected by other companies, the trading volume of our Common Stock and liquidity opportunities available for our stockholders, and our results of operations, current financial condition and future cash operating needs. Based upon the closing price of our Common Stock on the New York Stock Exchange on December 14, 2005, of $12.20 per share, the Purchase Price represents a premium of 18.9%.

Does the Company encourage me to participate in the Offer?

        Neither we, our Board of Directors, the Dealer Manager, the Depositary, nor the Information Agent makes any recommendation to you as to whether to tender all or any shares or to refrain from tendering. You must make your own decision whether to tender shares and if so, how many shares to tender.

Will directors, executive officers and affiliates of the Company participate in the Offer?

        We have been advised by our directors and executive officers that they do not intend to participate in the Offer. We have been advised that our largest stockholder, the Estate of John W. Rollins (the "Estate"), currently intends to tender 1,300,000 shares of Class A Common Stock, representing approximately one-fourth of its Class A Common Stock holdings. The Estate also owns 223,000 shares of Common Stock and has advised us that it intends to tender all of these shares. Other Class A stockholders have indicated a present intention to tender approximately 25,000 shares of Class A Common Stock. At any time prior to the expiration date of the offer, these holders may elect to tender a different number of shares or may choose not to tender any shares. If the Company accepts all of the shares which the Estate has indicated it intends to tender, the Estate will remain the Company's largest shareholder. Excluding the holdings of the Estate, the majority of our Class A Common Stock is owned by our directors and executive officers and members of their respective families. See Section 13, "Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Common Stock."

What should I do if I wish to participate in the Offer?

        To tender shares you hold of record, before the Offer expires:

  •
  you must deliver your stock certificates and a properly completed and duly executed letter of transmittal to the Depositary at one of the addresses set forth on the back cover of this offer to purchase;

  •
  the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal;

        OR

  •
  you must comply with the guaranteed delivery procedures described in Section 3, "Procedures for Tendering Shares."

To tender shares held for your benefit through a broker, bank or other fiduciary, you will need to follow the instructions you receive from that institution. If you have acquired beneficial ownership of your shares through the Company's 2002 Stock Incentive Plan, as amended (the "2002 Stock Incentive

v

Plan") or pursuant to any other equity compensation award and hold your shares directly and without restrictions, you need to comply with one of the procedures described above if you wish to tender such shares. If you own any shares of Restricted Stock granted under our 2002 Stock Incentive Plan, you may not tender these shares since the restrictions have not lapsed. See Section 3, "Procedures for Tendering Shares."

Can holders of vested but unexercised stock options for shares of Common Stock participate in the Offer?

        No. Under our 2002 Stock Incentive Plan, any shares of Common Stock acquired upon exercise of an option remain subject to restrictions for a one year period. Accordingly, while option holders are free to exercise their vested options at any time in accordance with the terms of their applicable award agreements, any shares acquired upon the exercise of an option after the commencement of the Offer will not be eligible for tender. See Section 3, "Procedures for Tendering Shares."

What, if anything, should I do if I do not wish to participate in the Offer?

        If you wish to retain all of your shares, you need not take any action.

Can I change my mind after I tender my shares?

        Yes. You may withdraw any tender in writing at any time before the expiration date of the Offer. If you change your mind again, you can re-tender your shares by following the tender procedures before the Offer expires. See Section 4, "Withdrawal Rights."

Are there any material conditions upon the Company's obligation to complete the Offer?

        The Offer is not conditioned upon a minimum number of shares being tendered. However, we are not required to accept for payment, purchase or pay for any shares tendered if certain events occur (or have been determined by us, in our reasonable judgment, to have occurred). The most significant of these events are:

  •
  Any legal proceeding or governmental action relating to the Offer is threatened, initiated or pending;

  •
  Any legal proceeding or governmental action that we determine could have a material adverse effect on us is threatened, initiated or pending;

  •
  (i) Anyone (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding shares (other than as disclosed in certain filings made with the SEC prior to December 19, 2005), (ii) any person or group that prior to December 19, 2005 had disclosed its ownership in a public filing with the SEC shall have acquired, or proposed to acquire, beneficial ownership of more than an additional 2% of our outstanding shares or (iii) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities.

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  A material decline in the market price of our stock, the Dow Jones Industrial Average, the S&P 500 or the New York Stock Exchange or NASDAQ Composite Indexes from the close of business on December 19, 2005.

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  Certain disruptions or changes affecting the United States or its securities, banking or financial markets or institutions shall have occurred.

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  Any tender or exchange offer with respect to the shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity.

  •
  Any material and adverse change shall have occurred or, in our judgment, be threatened with respect to our business, condition (financial or otherwise), income, operations, stock ownership or prospects.

See Section 7, "Conditions of the Offer" for complete descriptions of the conditions to the Offer.

Following the Offer, will the Company continue as a public company?

        Yes. The completion of the Offer in accordance with its terms and conditions will not cause us to be delisted from the New York Stock Exchange or to stop our being subject to the periodic reporting requirements of the Exchange Act. See Section 9, "Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals."

When will the Offer expire? Can it be extended?

        The Offer will expire at 5:00 P.M., New York City time, on Thursday, January 19, 2006, unless we extend it, as we have the right to do for any reason. We refer to the date and time that the Offer expires as the "Expiration Date." Your shares must be tendered validly on or prior to the Expiration Date in order for you to participate in the Offer. See Section 1, "Number of Shares; Proration; Expiration Date," and Section 8, "Extension of the Offer; Termination; Amendments." If a broker, bank or other fiduciary holds your shares, it is likely that they will impose an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, bank or other fiduciary to find out their deadline.

How will I be notified if the Offer is extended?

        If the Offer is extended, we will issue a press release no later than the next business day after the Offer otherwise would have expired. See Section 8, "Extension of the Offer; Termination; Amendments."

In what order will tendered shares be purchased? Will tendered shares be prorated?

  •
  First, we will purchase shares from all holders of "odd lots" of less than 100 shares who properly tender all of their shares, and do not properly withdraw such shares; and

  •
  Second, after purchasing all shares from the "odd lot holders," we will then purchase shares from all other stockholders who have tendered and not properly withdrawn their shares, on a pro rata basis, subject to the conditional tender provisions described in Section 6, "Conditional Tender of Shares."

Consequently, all of the shares that you tender in the Offer may not be purchased.

Will I have to pay taxes if the Company purchases my shares in the Offer?

        Generally, your sale of shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and also may be a taxable transaction under applicable state, local and foreign tax laws. Depending on each tendering shareholder's particular facts and circumstances, the sale of shares will be taxed either as a "sale or exchange" or as a dividend.

        For a discussion of the material federal income tax consequences of the Offer, see Section 15, "U.S. Federal Income Tax Considerations."

Will I have to pay any fees or commissions?

        If you hold your shares in certificated form and tender your shares directly to the Depositary, you will not have to pay any fees or commissions. If you hold your shares through a broker, bank or other fiduciary, you should consult with them to determine whether you will be charged any fees by them for tendering your shares in the Offer.

What is the recent market price of my shares?

        On December 14, 2005, the last full trading day before we announced the Offer, the closing price per share of our Common Stock as reported on the New York Stock Exchange was $12.20. You should obtain a current market quotation for our Common Stock prior to tendering any shares in this Offer. See Section 10, "Price Range of Shares; Dividends."

If I decide not to tender, how will the Offer affect my shares?

        If we purchase shares pursuant to the Offer, stockholders who choose not to tender will own a greater percentage interest in our outstanding Common Stock and Class A Common Stock following the completion of the Offer.

Who can help answer any questions I have?

        If you have any questions, you should contact our Information Agent, Mellon Investor Services LLC, or the Dealer Manager, Raymond James & Associates, Inc., at the addresses and telephone numbers set forth on the back cover of this offer to purchase.

To the Holders of Common Stock and Class A Common Stock of Dover Downs Gaming & Entertainment, Inc.:

INTRODUCTION

        Dover Downs Gaming & Entertainment, Inc., hereby offers to purchase up to 1,063,937 shares of its Common Stock and up to 1,325,468 shares of its Class A Common Stock including, in each case, the associated stock purchase rights that automatically trade with shares of the Common Stock and the Class A Common Stock under the terms of a rights agreement between the Company and Mellon Investor Services LLC, our transfer agent, as rights agent. The Purchase Price for Common Stock and Class A Common Stock is $14.50 per share, net to the seller in cash without interest thereon. Unless the context requires otherwise, all references to "shares" shall refer to the Common Stock and the Class A Common Stock and shall include the associated stock purchase rights; and unless the associated stock purchase rights are redeemed prior to the expiration of the Offer, a tender of shares will constitute a tender of the associated stock purchase rights. Our offer is subject to the terms and conditions set forth in this offer to purchase and the related letter of transmittal. We will purchase all shares validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined in Section 1), subject to the terms and conditions set forth in this offer to purchase and the related letter of transmittal. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements thereto, as the "Offer." References in this offer to purchase to "we," "us," "our," or similar terms refer to Dover Downs Gaming & Entertainment, Inc., except as otherwise indicated.

        If you tender directly to the Depositary shares you hold of record, you will not be obligated to pay fees, commissions or stock transfer taxes on our purchase of shares pursuant to the Offer. However, a tendering stockholder who holds shares through a broker, bank or other fiduciary, including a discount broker, may be required by such institution to pay a service fee or other charge. In addition, any tendering stockholder or other payee who does not have a Form W-9 or a Form W-8 on file with the Depositary may be subject to a required federal income tax withholding of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3, "Procedures for Tendering Shares."

        We will pay the fees of Raymond James & Associates, Inc., the Dealer Manager of the Offer, and the fees and expenses of Mellon Investor Services LLC, the Depositary and Information Agent for the Offer. See Section 16, "Fees and Expenses."

        If you wish to tender shares you hold of record you must properly complete and execute a letter of transmittal and deliver to the Depositary the letter of transmittal and the stock certificates representing the tendered shares or comply with the book-entry delivery or guaranteed delivery procedures. To tender shares held for your benefit through a broker, bank or other fiduciary, you will need to follow the instructions you receive from that institution.

        The Offer is not conditioned upon any minimum number of shares being tendered. It is, however, subject to other conditions. See Section 7, "Conditions of the Offer." We reserve the right to waive any or all conditions of the Offer, other than those that are legally mandated.

        Neither Dover Downs Gaming & Entertainment, Inc., its Board of Directors, the Dealer Manager, the Depositary, nor the Information Agent makes any recommendation to you as to whether to tender all or any shares or to refrain from tendering. You must make your own decision as to whether to tender shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and the related letter of transmittal, including our reasons for making the Offer. We have been advised that none of our directors or executive officers intends to tender shares pursuant to the Offer.

        As of December 19, 2005 there were 10,639,374 shares of Common Stock and 13,254,687 shares of Class A Common Stock outstanding. The shares we are offering to purchase represent approximately 10% of each class and, therefore, approximately 10% of the combined equity in the Company, as of December 19, 2005. We will retire the shares that we purchase pursuant to the Offer.

        Our Common Stock is listed on the New York Stock Exchange under the symbol "DDE." Our Class A Common Stock is not publicly traded but is freely convertible at any time into Common Stock on a share for share basis at the option of the stockholder. On December 14, 2005, the last full trading day before we announced the Offer, the reported closing price of our Common Stock on the New York Stock Exchange was $12.20 per share. You should obtain a current market quotation for the Common Stock before tendering any shares in the Offer.

THE OFFER

1.     Number of Shares; Proration; Expiration Date

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and purchase up to 1,063,937 shares of our Common Stock and up to 1,325,468 shares of our Class A Common Stock that are validly tendered on or prior to the Expiration Date (and not properly withdrawn as described in Section 4) at a fixed price of $14.50 per share in cash, net to the seller without interest thereon. The term "Expiration Date" means 5:00 P.M., New York City time, on Thursday, January 19, 2006, unless we extend the Offer. If we extend the Offer, the term "Expiration Date" will mean the date and time to which we extend it. We describe our right to extend, terminate or amend the Offer in Section 8. If the Offer is oversubscribed as described below, shares not properly withdrawn on or prior to the Expiration Date will be eligible for proration.

        We will purchase all shares validly tendered and not properly withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to odd lot tender, proration and conditional tenders described in this offer to purchase. We reserve the right, in our sole discretion, to purchase more than 1,063,937 shares of Common Stock and 1,325,468 shares of Class A Common Stock in the Offer, subject to applicable law. All shares not purchased pursuant to the Offer, including shares withdrawn or shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

        If any of the conditions described in Section 7 are not satisfied or waived, we will not complete the Offer and we will promptly return all tendered shares. If all such conditions described in Section 7 have been satisfied or waived and, if 1,063,937 shares of Common Stock and 1,325,468 shares of Class A Common Stock or fewer shares in either class have been validly tendered and not properly withdrawn on or prior to the Expiration Date, we will purchase all such shares. If the conditions described in Section 7 have been satisfied or waived and more than 1,063,937 shares of Common Stock or 1,325,468 shares of Class A Common Stock shares have been validly tendered and not properly withdrawn on or prior to the Expiration Date, we will purchase shares by class in the following order of priority:

        (a)   all such shares owned beneficially or of record by a person owning an aggregate of fewer than 100 shares (an "Odd Lot Owner") who validly tenders all of such shares (partial tenders will not qualify for this preference) and completes, or whose broker, bank or other nominee completes, the box captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

        (b)   after purchase of all of the foregoing shares, subject to the conditional tender provisions described in Section 6, all other tendered shares on a pro rata basis, if necessary (with appropriate rounding adjustments to avoid purchases of fractional shares).

        Proration will be done separately by class. Therefore, it is possible that both Common Stock and Class A Common Stock will be oversubscribed or that only one class will be oversubscribed.

        If proration of the tendered shares of any class is required, it will be difficult to determine the number of shares of such class validly tendered (including shares tendered by the guaranteed delivery procedure described in Section 3 and as a result of the "odd lot" procedure described in Section 2 and conditional tender procedure described in Section 6). In this case, we will announce the final proration factor and the preliminary results of the Offer by press release, and will commence payment for any shares purchased pursuant to the Offer, promptly after the Expiration Date. Proration for each stockholder tendering shares other than Odd Lot Owners will be based on the ratio of the number of shares of the class tendered by such stockholder to the total number of shares of that class tendered by all stockholders other than Odd Lot Owners. This ratio will be applied to stockholders tendering shares other than Odd Lot Owners to determine the number of shares we will purchase from such stockholders pursuant to the Offer.

        If, as a result of the number of shares of a class tendered the number of shares of such class to be purchased from a stockholder making a conditional tender is reduced below the minimum number specified by such stockholder, such tender will automatically be regarded as withdrawn, except as described in Section 6, and all shares of such class tendered by such stockholder will be returned promptly after the Expiration Date at our expense.

        Subject to applicable SEC regulations, we reserve the right, in our sole discretion, to change the terms of the Offer, including, but not limited to, purchasing more or less than 1,063,937 shares of Common Stock or more or less than 1,325,468 shares of Class A Common Stock in the Offer. If:

  •
  we increase or decrease the Purchase Price of the Offer, we decrease the number of shares being offered to purchase or we increase the number of shares being offered to purchase and the increase exceeds 2% of the outstanding shares; and

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  the Offer is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease;

then we will extend the Offer until the expiration of that ten business day period. A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        We also expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and issuing a press release no later than the next business day after the Offer would have expired. There can be no assurance, however, that we will exercise our right to extend the Offer. We will not pay any interest on the Purchase Price of the shares we purchase, regardless of any extension of the Offer or any delay in making such payment. See Section 8, "Extension of the Offer; Termination; Amendments."

        As described in Section 15, the number of shares we will purchase from you may affect the U.S. federal income tax consequences to you, and therefore may be relevant to your decision whether to tender shares. Stockholders may designate the order in which their shares shall be purchased in the event less than all of the shares tendered are purchased as a result of proration.

        Copies of this offer to purchase, the letter of transmittal and notice of guaranteed delivery are being mailed to record holders of shares and will be furnished to brokers, banks and similar persons whose name, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Tenders by Odd Lot Owners (Holders of Fewer than 100 Shares)

        All shares of any class validly tendered by Odd Lot Owners that are not properly withdrawn on or prior to the Expiration Date will be accepted before proration, if any, of the purchase of other tendered shares. See Section 1, "Number of Shares; Proration; Expiration Date." Partial tenders will not qualify for this preference, and it is not available to Odd Lot Owners, even if such holders have separate stock certificates representing fewer than 100 shares. By accepting the Offer and tendering shares directly to the Depositary, an Odd Lot Owner will avoid the payment of brokerage commissions and any applicable odd lot discount payable in a sale of such shares in a transaction effected on a securities exchange. However, a tendering stockholder who holds shares through a broker, bank or other fiduciary, including a discount broker, may be required by such institution to pay a service fee or other charge.

        Because of the large number of shares held in the names of brokers and nominees, we are unable to estimate the number of Odd Lot Owners. There are currently no Odd Lot Owners of our Class A

Common Stock. Any Odd Lot Owner who wishes to tender all of his, her or its shares pursuant to this section should complete the box captioned "Odd Lots" on the letter of transmittal (for shares held of record by such stockholder) or the equivalent on the instructions to such stockholder's broker, bank or other fiduciary (for shares held on such stockholder's behalf) and, if applicable, on the notice of guaranteed delivery.

3.     Procedures for Tendering Shares

        Proper Tender of Shares.    In order for shares you hold of record to be validly tendered in the Offer, on or prior to the Expiration Date either:

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  the Depositary must receive a properly completed and duly executed letter of transmittal at one of its addresses set forth on the back cover of this offer to purchase, along with certificates representing the shares to be tendered; or

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  the tendering stockholder must comply with either the book-entry delivery or guaranteed delivery procedures described below.

        If a broker, bank or other fiduciary holds your shares, it is likely that they will impose an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to promptly contact your broker, bank or other fiduciary to find out their applicable deadline.

        You may tender shares subject to the condition that a specified minimum number of shares be purchased. If you desire to make such a conditional tender, you should so indicate in the box captioned "Conditional Tender" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. It is your responsibility to determine the minimum number of shares to be purchased. You should consult your tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Sections 6, "Conditional Tender of Shares", and 15, "U.S. Federal Income Tax Considerations."

        Book-entry Delivery.    The Depositary will establish an account with respect to the shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this offer to purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or facsimile thereof, together with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this offer to purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of a letter of transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such terms against the participant.

        Guaranteed Delivery.    If you desire to tender shares pursuant to the Offer and cannot deliver certificates for your shares and all other required documents to the Depositary on or prior to the Expiration Date or you cannot comply with the procedure for book-entry transfer in a timely manner, such shares may nevertheless be tendered if all of the following conditions are met:

        (i)  such tender is made by or through an Eligible Institution (as defined below);

        (ii)  a properly completed and duly executed notice of guaranteed delivery substantially in the form we provided (with any required signature guarantees) is received by the Depositary as provided below on or prior to the Expiration Date; and

        (iii)  the certificates for the tendered shares (or a Book-Entry Confirmation relating to such shares), together with a properly completed and duly executed letter of transmittal (or facsimile thereof) and any other documents required by the letter of transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third New York Stock Exchange trading day after the Expiration Date.

        The notice of guaranteed delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice.

        Risk of Delivery.    The method by which you deliver your completed letter of transmittal and all other required documents is at your option and risk. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. You should allow sufficient time to ensure that your letter of transmittal and all other required documents will be received by the Depositary on or before the Expiration Date.

        Signature Guarantees.    Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act and is a participant or member of the Securities Transfer Agents Medallion Program or such other Medallion signature guarantee program as may be acceptable to us (each of the foregoing, an "Eligible Institution"). Signatures on a letter of transmittal need not be guaranteed if (a) the letter of transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the letter of transmittal. If a certificate representing shares is registered in the name of a person other than the signer of a letter of transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

        U.S. Federal Income Tax Withholding.    Any tendering U.S. stockholder or other U.S. payee who does not have a Form W-9 or an appropriate Form W-8 on file with the Depositary may be subject to U.S. federal income tax backup withholding equal to 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. To avoid such federal income tax backup withholding, each U.S. stockholder must notify the Depositary of such stockholder's correct taxpayer identification number and provide certain other information by properly completing the substitute Form W-9 included in the letter of transmittal or otherwise establish an applicable exemption. Foreign stockholders may be required to submit a properly completed Form W-8, certifying non-U.S. status, in order to avoid backup withholding. We will also withhold U.S. federal income tax at a rate of 30%

from gross proceeds paid pursuant to the Offer to a foreign stockholder or such stockholder's agent, unless we determine that a reduced rate of withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. You should consult your tax adviser regarding your qualification for exemption from withholding.

        Determination of Validity, Rejection of Shares, Waiver of Conditions or Defects, No Obligation To Give Notice of Defects.    We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the right to reject any or all tenders of shares we determine not to be in proper form or the acceptance for payment of or payment for which may be unlawful. We also reserve the right to waive any defect or irregularity in any tender of shares. Our interpretation of the terms of the Offer, including the instructions to the letter of transmittal, will be final and binding. No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defect or irregularity in connection with tenders must be cured within such time as we may determine. None of Dover Downs Gaming & Entertainment, Inc., the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notice.

        Acceptance of Tender Constitutes an Agreement.    Our acceptance for payment of shares tendered under the Offer will constitute a binding agreement between you and us upon the terms, and subject to the conditions, of the Offer, as well as your representation and warranty to us that:

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  you have a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 of the Exchange Act; and

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  your tender of shares complies with Rule 14e-4 of the Exchange Act.

        It is a violation of Rule 14e-4 of the Exchange Act for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

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  has a net long position equal to or greater than the amount tendered in (i) the shares, or (ii) securities immediately convertible into, or exchangeable or exercisable for, the shares; and

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  will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 of the Exchange Act provides a similar restriction applicable to the tender of shares or guarantee of a tender on behalf of another person.

        Return of Unpurchased Shares.    The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        Special Instructions for Shares Issued or Issuable Pursuant to Our Stock Incentive Plans.

        Restricted Shares.    If you own any shares of restricted stock granted under our 2002 Stock Incentive Plan you may not tender these shares since the restrictions have not lapsed.

        Shares Issuable Pursuant to Vested Options.    Under our 2002 Stock Incentive Plan, any shares of Common Stock acquired upon exercise of an option remain subject to restrictions for a one year period. Accordingly, while option holders are free to exercise their vested options at any time in accordance with the terms of their applicable award agreements, any shares acquired upon the exercise of an option after the commencement of this tender offer will not be eligible for tender.

        Shares Acquired Through An Option Exercise.    If you have previously acquired beneficial ownership of your shares through our 2002 Stock Incentive Plan or pursuant to any other equity compensation award and hold your shares directly and without restrictions, you must to comply with one of the procedures described in this Section 3 under "Proper Tender of Shares" if you wish to tender such shares.

        Lost, Stolen, Destroyed or Mutilated Certificates.    If certificates representing shares to be tendered have been lost, stolen, destroyed or mutilated, you must complete the box captioned "Description of Shares Tendered" on the letter of transmittal, indicating the number of shares the certificates for which have been so lost, stolen, destroyed or mutilated. You will then be instructed by the Depositary as to the steps that must be taken in order to replace the certificates. You may be required to post a bond to secure against the risk that the certificate is subsequently presented by a third party. In order to avoid delay, you should contact the Depositary at one of its telephone numbers set forth on the back cover of this offer to purchase.

        Stockholders must deliver certificates representing shares, together with a properly completed and duly executed letter of transmittal, including any signature guarantees, or an Agent's Message, and any other required documents to the Depositary and not to the Company or the Dealer Manager. The Company and the Dealer Manager will not forward any such documents to the Depositary and delivery to the Company or the Dealer Manager will not constitute a proper tender of shares.

4.     Withdrawal Rights

        You may withdraw tendered shares at any time before the Expiration Date. Thereafter such tenders are irrevocable, except that they may be withdrawn after February 16, 2006, if they have not been accepted for payment as described in this offer to purchase.

        To be effective, the Depositary must receive a written notice of withdrawal at one of its addresses set forth on the back cover of this offer to purchase prior to the Expiration Date. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn and the number of shares to be withdrawn. If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares. Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered by again following one of the procedures described in Section 3 at any time on or prior to the Expiration Date.

        We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination will be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give you notice of any defects or irregularities in any notice of withdrawal, and neither we nor they will incur any liability for failure to give any such notice.

        Under no circumstances will we pay interest on the Purchase Price. If we have not accepted tendered shares for payment as provided in this Offer to Purchase by 5:00 P.M., New York City time, on February 16, 2006, you may withdraw your tendered shares.

5.     Acceptance for Payment of Shares and Payment of Purchase Price

        Upon the terms and subject to the conditions of the Offer and promptly after the Expiration Date, we will accept for payment and pay for shares validly tendered. Thereafter, payment for all shares validly tendered on or before the Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check promptly. In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for shares (or of a Book-Entry Confirmation with respect to such shares), a properly completed and duly executed letter of transmittal or facsimile thereof, and any other required documents.

        For purposes of the Offer, we will be deemed to have accepted for payment and purchased shares that are validly tendered and not properly withdrawn when we give oral or written notice to the Depositary of our acceptance of such shares for payment. We refer to the date and time of acceptance as the "Acceptance Date."

        We will pay for shares we accept in the Offer by depositing the aggregate Purchase Price for those shares with the Depositary. The Depositary, in turn, will distribute the appropriate payment amount to you with respect to those shares. Payment for shares may be delayed in the event of difficulty in determining the number of shares properly tendered or if proration is required.

        If we are delayed in our acceptance for payment of or payment for shares or are unable to accept for payment or pay for shares pursuant to the Offer for any reason, the Depositary, subject to applicable law, may retain all tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. We will not pay interest by reason of any delay in paying for any shares or otherwise.

        We will not accept shares tendered in the Offer unless and until all of the conditions specified in Section 7 have been satisfied or waived.

        We will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any shares to us or our order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered shares are registered in the name of any person other than the person signing the letter of transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 7 to the letter of transmittal.

        Certificates for all shares not purchased will be returned (or, in the case of shares tendered by book-entry transfer, such shares will be credited to an account maintained with the Book-Entry Transfer Facility) promptly without expense to you.

6.     Conditional Tender of Shares

        Under certain circumstances and subject to the exceptions set forth in Section 1, we may prorate the number of shares of Common Stock or Class A Common Stock purchased pursuant to the Offer. As discussed in Section 15, the number of shares to be purchased from a particular stockholder might affect the tax treatment of such purchase to such stockholder and such stockholder's decision whether to tender. Each stockholder is urged to consult with his or her own tax advisor. Accordingly, a stockholder may tender shares of a particular class subject to the condition that a specified minimum number of such holder's shares of that class tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any such shares so tendered are purchased. Any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such letter of transmittal or, if applicable, in the notice of guaranteed delivery. Conditional tenders may only be made with respect to shares tendered in a particular class. A stockholder that owns both Common Stock and Class A Common Stock may make a conditional tender with respect to shares tendered in each particular class but may not condition the tender of shares in one class on a minimum for both classes combined.

        If you wish to make a conditional tender you must calculate and appropriately indicate such minimum number of shares of a particular class. If the effect of accepting tenders on a pro rata basis would be to reduce the number of shares of a particular class to be purchased from any stockholder (tendered pursuant to a letter of transmittal, notice of guaranteed delivery or Agent's Message) below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph) and all shares of such class tendered by such stockholder pursuant to such letter of transmittal, notice of guaranteed delivery or Agent's Message will be returned promptly thereafter.

        If conditional tenders would otherwise be so regarded as withdrawn and would cause the total number of shares to be purchased to fall below 1,063,937 shares of our Common Stock or 1,325,468 shares of our Class A Common Stock then, to the extent feasible, we will select enough of such conditional tenders that would otherwise have been so withdrawn to permit us to purchase 1,063,937 shares of our Common Stock or 1,325,468 shares of our Class A Common Stock shares (or such less number of shares as is validly tendered). We will select such conditional tenders by random lot and will limit our purchase of each class of stock to the designated number of shares offered to be purchased.

7.     Conditions of the Offer

        We will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for, and we may delay the acceptance for payment of or the payment for, any tendered shares, and may amend or terminate the Offer, if any of the following events have occurred at any time on or after December 19, 2005 and prior to the Expiration Date:

  •
  there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that directly or indirectly (i) challenges our purchase or shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in our judgment, could materially and adversely affect our business, condition (financial or other), income or operations;

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  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any legislative body, court, authority, agency or tribunal which, in our reasonable judgment, could directly or indirectly (i) make our acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the Offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, or (iii) materially and adversely affect our business, condition (financial or other), income or operations;

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  it shall have been publicly disclosed or we shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Common Stock or Class A Common Stock whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in Schedule 13D or 13G on file with the SEC prior to December 19, 2005), (ii) any such person or group that prior to December 19, 2005 had filed a Schedule 13D or 13G with the SEC thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares representing 2% or more of our outstanding Common Stock or Class A Common Stock or (iii) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities;

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  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) a decrease of more than 15% in the market price of our Common Stock, the Dow Jones Industrial Average, the Standard and Poor's Index of 500 Industrial Companies or the New York Stock Exchange or the NASDAQ Composite Index from the close of business on December 19, 2005, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), income or operations, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might materially adversely affect, the extension of credit by lending institutions in the United States, (v) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism, that could, in our reasonable judgment, have a material adverse affect on our business, condition (financial or otherwise), income or operations, (vi) material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor, that could, in our reasonable judgment, have a material adverse affect on our business, condition (financial or otherwise), income or operations, (vii) any material limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might materially adversely affect the extension of credit by banks or other lending institutions in the United States, or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

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  a tender or exchange offer with respect to some or all of the shares of our Common Stock or Class A Common Stock (other than the Offer), or a merger, acquisition or other business combination proposal for us, shall have been proposed, announced, or made by any person;

  •
  there shall have occurred any event or events that have resulted, or may in our reasonable judgment result, in an actual or threatened material and adverse change in our business, condition (financial or otherwise), income or operations;

and, in our judgment, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (other than circumstances where the condition is triggered by our own action or inaction)., and we may waive any such condition in whole or in part, at any time or from time to time prior to the Expiration Date, in our sole discretion, whether or not any other condition of the Offer is also waived. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time or from time to time prior to the Expiration Date. Any determination we make concerning the events described above will be final and binding on all parties.

8.     Extension of the Offer; Termination; Amendments

        Upon the terms of the Offer, we will accept for purchase all shares validly tendered and not withdrawn by 5:00 P.M., New York City time, on Thursday, January 19, 2006, or if we extend the Offer, the latest date and time to which the Offer is extended. We reserve the right to extend the Offer on a daily basis or for any period or periods we may determine in our discretion from time to time by giving written or oral notice to the Depositary and by making a public announcement by press release no later than 9:00 a.m., New York City time, the next business day following the previously scheduled Expiration Date. During any extension of the Offer, all shares previously tendered and not withdrawn will remain subject to the Offer.

        We also reserve the right:

  •
  to delay payment for any shares not paid for, or to terminate the Offer and not to accept for payment any shares not accepted for payment, upon the occurrence of any of the conditions specified in Section 7; or

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  at any time or from time to time to amend the Offer, including increasing the number of shares we may purchase or increasing or decreasing the Purchase Price.

        Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that an issuer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If:

  •
  we increase or decrease the Purchase Price, we decrease the number of shares being offered to purchase or we increase the number of shares being offered to purchase and the increase exceeds 2% of the outstanding shares; and

  •
  the Offer is scheduled to expire at any time earlier than the end of the tenth business day after the date that we first publish, send or give notice of such an increase or decrease;

then we will extend the Offer until the expiration of that ten business day period.

        We will follow any such extension, delay, termination or amendment promptly with a public announcement. We will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

9.     Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals

        Purpose of the Offer.    We believe that the purchase of shares at this time pursuant to the Offer is consistent with our long-term goal of maximizing stockholder value. We also believe that the purchase of shares pursuant to the Offer is currently a prudent use of our funds. The Offer affords us the opportunity to return cash to stockholders who elect to tender their shares at a premium over recent trading prices without the usual transaction costs associated with open market sales, while at the same time increasing non-tendering stockholders' proportionate interest in our Company and thus in our future earnings and assets at no additional cost to them.

        Our Board of Directors determined to offer $14.50 per share after considering recent stock trading ranges, various self-tender offers effected by other companies, the trading volume of our Common

Stock and liquidity opportunities available for our stockholders, and our results of operations, current financial condition and future cash operating needs. Based upon the closing price of our Common Stock on the New York Stock Exchange on December 14, 2005, of $12.20 per share, the Purchase Price represents a premium of 18.9%.

        Certain Effects of the Offer.    The shares we purchase in the Offer will be retired and cancelled with the effect that they will be considered authorized but unissued shares. Such shares will be available to us to use without further stockholder action, except as required by applicable law or the applicable rules of the New York Stock Exchange, for purposes such as the acquisition of other businesses, the raising of additional capital for use in our business and the distribution of stock dividends and awards under our 2002 Stock Incentive Plan. We do not currently plan to use any shares we purchase in the Offer for any particular purpose.

        The Offer is consistent with our prior history of purchasing shares of our Common Stock from time to time as a means of increasing stockholder value.

        On October 23, 2002, our Board of Directors authorized the purchase of up to 2,000,000 shares of our outstanding Common Stock. The purchases may be made in the open market or in privately negotiated transactions as conditions warrant. The purchase authorization does not obligate the Company to acquire any specific number of shares and may be suspended at any time. No purchases were made during 2005 under this purchase authorization. During 2004, we purchased and retired 50,900 shares of our outstanding Common Stock pursuant to this plan at an average purchase price of $9.95 per share, not including nominal brokerage commissions. During 2003, we purchased and retired 169,945 shares of its outstanding Common Stock at an average purchase price of $8.90 per share, not including nominal brokerage commissions.

        On November 5, 2004, our Board of Directors authorized the Company to commence a tender offer to purchase up to 1,040,421 shares of our Common Stock and up to 1,607,506 shares of our Class A Common Stock at a fixed price of $12.00 per share. The offer commenced on November 10, 2004 and expired on December 10, 2004. We purchased 1,040,421 shares of our Common Stock and 1,600,000 shares of our Class A Common Stock for $32,045,000, including expenses, in connection with this 2004 tender offer.

        From time to time, we may acquire shares, in addition to those we purchase in the Offer, on the open market, in privately negotiated transactions, through tender offers, mergers or otherwise, in amounts, at prices and at times as we may determine. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than in the Offer, until at least ten business days after the Expiration Date. Any future purchases would depend on many factors, including the market price of our stock, our business and financial position, alternative investment opportunities available to us and general economic and market conditions. Any such purchases may be on the same terms as, or on terms more or less favorable than, those of the Offer.

        We will incur increased indebtedness in connection with the Offer and, as a result, will be more leveraged. See Section 11, "Source and Amount of Funds" for a discussion of our amended credit facility and certain risks associated therewith.

        The Offer will afford to stockholders who are considering the sale of all or a portion of their shares the opportunity to sell their shares at what may be a premium to the market price at the time of sale, and, if such shares are in certificated form and tendered directly to the Depositary and we accept such shares for purchase, to dispose of shares without certain transaction costs usually associated with a market sale. By tendering shares directly to the Depositary, the Offer will also allow qualifying stockholders owning beneficially or of record fewer than 100 shares to avoid the payment of brokerage commissions and any applicable odd lot discount payable on a sale of shares in a transaction effected on a securities exchange. Correspondingly, our costs for servicing the accounts of odd lot holders will be reduced. See Section 2, "Tenders by Odd Lot Owners (Holders of Fewer than 100 Shares.)"

        Our purchase of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares of Common Stock and may result in lower stock prices and reduced liquidity in the trading of our Common Stock following completion of the Offer. As of December 19, 2005, we had issued and outstanding 10,639,374 shares of Common Stock and 13,254,687 shares of Class A Common Stock and had reserved 697,252 shares of Common Stock for issuance under our incentive plans. The shares we are offering to purchase represent approximately 10% of each class and, therefore, approximately 10% of the combined equity of the Company, as of December 19, 2005. Stockholders may be able to sell non-tendered shares in the future on the New York Stock Exchange or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

        If you determine not to accept the Offer and we purchase shares pursuant to the Offer, you will obtain a proportionate increase in your ownership interest in the Company. After consummation of the Offer, if the number of shares outstanding remains constant thereafter, increases or decreases in net income will likely be reflected in greater increases or decreases in earnings per share than is presently the case because of the smaller number of shares outstanding thereafter.

        The Company anticipates that there will be a sufficient number of shares of our Common Stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for our Common Stock. Based upon published guidelines of the New York Stock Exchange, the Company does not believe that its purchase of shares under the Offer will cause the remaining outstanding shares of our Common Stock to be delisted from the New York Stock Exchange.

        Our shares of Common Stock are now "margin securities" under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares under the Offer, the remaining outstanding shares of our Common Stock will continue to be margin securities for purposes of the Federal Board's margin rules and regulations.

        Our shares of Common Stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer will not result in our shares of Common Stock becoming eligible for deregistration under the Exchange Act.

        Our Board of Directors has approved the Offer. However, neither we, our Board of Directors, the Dealer Manager, the Depositary, nor the Information Agent makes any recommendation to you as to whether to tender all or any shares, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all information in the Offer and to consult your own investment and tax advisors. You must make your own decision whether to tender shares, and, if so, how many shares to tender.

        Plans or Proposals.    Except as otherwise disclosed in this offer to purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of a material amount of our or any of our subsidiaries' assets;

  •
  any material change in our present dividend rate or policy, our indebtedness or our capitalization;

  •
  any change in our present board of directors or executive management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board or to change any material term of the employment contract of any executive officer;

  •
  any other material change in our corporate structure or business;

  •
  any class of our equity securities ceasing to be authorized to be listed on the New York Stock Exchange;

  •
  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

  •
  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition or disposition by any person of our securities, other than purchases pursuant to outstanding options to purchase shares and outstanding restricted stock awards granted to certain employees; or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

        Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time as we deem appropriate.

        On October 26, 2005, our Board of Directors established a Special Committee of the Board to explore a self tender as a means to enhance shareholder value. The Special Committee was comprised of two directors, R. Randall Rollins and Kenneth K. Chalmers, each of whom is also a member of our Audit Committee and designated in our annual proxy statement as an "independent director" and as an "audit committee financial expert" as those terms are defined by applicable New York Stock Exchange and Securities and Exchange Commission rules and regulations. The Special Committee, in turn, retained the investment banking firm of Raymond James & Associates, Inc. ("Raymond James") to provide us with certain advisory services. Raymond James is also acting as dealer manager for the Offer.

        The determinations relative to the appropriate structure and size for a self-tender and the offering price of $14.50 per share were initially made by the Special Committee. The Special Committee made its recommendations to the full Board of Directors and they were unanimously accepted by the Board on December 14, 2005—the day before we announced our intention to commence the Offer. Raymond James assisted in our deliberations with presentations made both to the Special Committee and to the full Board of Directors.

        We have been advised that our largest stockholder, the Estate of John W. Rollins, Sr. (the "Estate"), currently intends to tender 1,300,000 shares of Class A Common Stock, representing approximately one-fourth of its Class A Common Stock holdings. The Estate also owns 223,000 shares of Common Stock and has advised us that it intends to tender all of these shares. If the Company accepts all of the shares which the Estate has indicated it intends to tender, the Estate will remain the Company's largest shareholder. Please refer to Section 13—Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Common Stock.

        Henry B. Tippie is the non-executive Chairman of our Board of Directors and also the executor of the Estate. Mr. Tippie participated in both the deliberations and the vote by the Board. Mr. Tippie is not a beneficiary of the Estate. Mr. Tippie's status as executor of the Estate and the Estate's interest in participating in the Offer were known to the Special Committee, the full Board of Directors and its advisors, including Raymond James. However, the Estate had no role in setting the terms of the Offer.

        Three members of our Board of Directors are related to the late John W. Rollins, Sr.—namely R. Randall Rollins, John W. Rollins, Jr. and Jeffrey W. Rollins. We do not believe that the intent of the Estate to participate in the Offer creates any conflict of interest with respect to the vote of these Directors approving the Offer. Michele M. Rollins, the widow of John W. Rollins, Sr. is the primary beneficiary of the Estate. R. Randall Rollins is not a beneficiary of the Estate and John W. Rollins, Jr. and Jeffrey W. Rollins have a contingent beneficial interest in certain assets of the Estate, including its shares of Class A Common Stock, since it is possible that they may receive shares of Class A Common Stock held by the Estate (or proceeds from the sale of such securities) upon the death of Michele M. Rollins.

10.   Price Range of Shares; Dividends.

  Price Range of Shares.

        Our Common Stock is listed and traded on the New York Stock Exchange under the symbol "DDE." Our Class A Common Stock is not publicly traded but is freely convertible at any time into Common Stock on a share for share basis at the option of the stockholder. The following table sets forth the high and low sales prices of the Common Stock on the New York Stock Exchange Composite Tape for the fiscal quarters indicated.

	HIGH	LOW
Year Ended December 31, 2003;
Quarter Ended March 31, 2003	$10.15	$8.45
Quarter Ended June 30, 2003	$10.04	$8.80
Quarter Ended September 30, 2003	$10.35	$7.97
Quarter Ended December 31, 2003	$10.00	$8.02
Year Ended December 31, 2004
Quarter Ended March 31, 2004	$11.05	$9.40
Quarter Ended June 30, 2004	$11.99	$10.50
Quarter Ended September 30, 2004	$11.29	$8.86
Quarter Ended December 31, 2004	$13.10	$9.38
Year Ended December 31, 2005
Quarter Ended March 31, 2005	$14.58	$11.60
Quarter Ended June 30, 2005	$13.80	$11.51
Quarter Ended September 30, 2005	$15.14	$13.00

        On December 14, 2005, the last full trading day prior to our announcement of the Offer, the reported closing price of our Common Stock on the New York Stock Exchange was $12.20 per share. You should obtain a current market quotation for our Common Stock prior to tendering any shares in this Offer.

  Dividends.

        Prior to commencing the Offer, on December 10, 2005, we paid a regular quarterly dividend of $.06 per share on both our Common Stock and Class A Common Stock. The Expiration Date for the Offer precedes our next regularly scheduled Board of Directors meeting and we do not intend to declare any dividends prior to the Expiration Date.

11.   Source and Amount of Funds

        Assuming that all 1,063,937 shares of Common Stock and all 1,325,468 shares of Class A Common Stock shares are tendered in the Offer at a price of $14.50, the aggregate purchase price will be approximately $34.6 million. We expect that expenses for the Offer will be approximately $350,000.

        We anticipate that we will obtain the funds necessary to purchase shares tendered in the Offer, and to pay related expenses, primarily through available cash on hand and from borrowings pursuant to our $77,500,000 unsecured revolving line of credit. Our line of credit is under a credit agreement between us and Wilmington Trust Company dated March 25, 2002, as amended (the "Credit Agreement"). Interest is based, at the Company's option, upon (i) LIBOR plus 0.75% or (ii) the base rate (the greater of the prime rate or the federal funds rate plus 0.5%) minus 1%. The terms of the credit facility contain, among others, minimum net worth, interest coverage and maximum leverage covenant requirements. Material adverse changes in our results of operation could impact our ability to maintain financial ratios necessary to satisfy these requirements. The facility is for seasonal funding needs, capital improvements and other general corporate purposes. At December 14, 2005, we were in compliance with all terms of the facility and there was $35,450,000 outstanding at a weighted average interest rate of 4.93%. At December 14, 2005, $42,050,000 was available pursuant to the facility.

        We have entered into a fourth amendment to the Credit Agreement to allow us to purchase shares in the Offer and incur debt to provide part of the funding for the Offer. The Credit Agreement and its amendments, including the fourth amendment, are each filed as exhibits to the Tender Offer Statement on Schedule TO of which this offer to purchase is a part. See "Where You Can Find More Information." We intend to repay any amounts borrowed under our unsecured line of credit for the purchase of shares tendered in the Offer from net cash provided by operations. We believe that these funds are sufficient to purchase shares tendered in the Offer and have no alternative financing plans.

        As previously disclosed in our Form 10-Q for the period ended September 30, 2005, we entered into an agreement of sale on October 17, 2005 to sell a shopping center which we own in Dover, Delaware for $12,500,000. Closing on this sale is scheduled to occur prior to December 31, 2005 and the net proceeds will be applied to pay down the amount outstanding under our Credit Agreement. The Offer, however, is not contingent on this sale occurring.

        We will incur increased indebtedness in connection with the Offer and, as a result, will be more leveraged. Increased leverage could have certain material adverse effects on us, including but not limited to the following: (i) our ability to obtain additional financing in the future for the expansion to our Dover Downs Hotel and Conference Center which we are presently exploring or for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, or any such financing may not be available on terms favorable to us; (ii) a substantial portion of our cash flow could be required for debt service and, as a result, might not be available for our operations or other purposes; (iii) any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations or sell assets; (iv) our ability to withstand competitive pressures could be limited; and (v) our level of indebtedness could make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business and economic conditions.

        Our ability to repay amounts borrowed under the revolving credit facility and to meet our other debt service and other obligations (including compliance with financial covenants) will depend upon future performance and our cash flow from operations, both of which are subject to prevailing economic conditions and financial, business and other factors, certain of which are beyond our control. These factors could include those described in this offer to purchase under "Factors That May Affect Operating Results; Forward-Looking Statements."

12.   Information About Dover Downs Gaming & Entertainment, Inc.

        Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots—a 91,000 square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center—featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway—a harness racing track with pari-mutuel wagering on live and simulcast horse races.

        Our entertainment complex is located in Dover, the capital of the State of Delaware. We draw patrons from several major metropolitan areas. Philadelphia, Baltimore and Washington, D.C. are all within a 2 hour drive. According to the 2000 United States Census, approximately 32.8 million people live within 150 miles of the complex.

        A more detailed discussion of our business is contained in our Annual Report on Form 10-K/A for the year ended December 31, 2004, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, in our Current Reports on Form 8-K and in our other filings made with the SEC pursuant to the Exchange Act, all of which are incorporated by reference into this offer to purchase. See "Where You Can Find More Information."

        Our principal executive offices are located at 1131 N. DuPont Highway, Dover, Delaware 19901 and our telephone number is (302) 674-4600.

13.   Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Common Stock

  Beneficial Ownership of Directors and Executive Officers

        As of December 19, 2005, all of our directors and executive officers as a group (10 persons) owned beneficially an aggregate of 867,258 shares of Common Stock and 9,884,982 shares of Class A Common Stock, or approximately 8.2% of the shares of Common Stock and approximately 74.6% of the shares of Class A Common Stock then outstanding. We have been advised that no director or executive officer intends to tender shares pursuant to the Offer. If we purchase all 1,063,937 shares of Common Stock and all 1,325,468 shares of Class A Common Stock pursuant to the Offer and no director or officer tenders shares, the percentage of the outstanding shares owned beneficially by all of our directors and executive officers as a group would decrease to approximately 6.7% of the shares of Common Stock then outstanding and approximately 72.0% of the shares of Class A Common Stock then outstanding.

        The following table shows the amount of our shares of Common Stock and Class A Common Stock beneficially owned by our directors and executive officers as of December 19, 2005 and the ownership percentages as of such date. Column four of the table below reflects ownership percentages after giving effect to the Offer, assuming we purchase all 1,063,937 shares of Common Stock and all 1,325,468 shares of Class A Common Stock shares and that none of our directors or executive officers tender any shares.

	Number of Shares and Nature of Beneficial Ownership by Class(1)				Percentage Beneficially Owned by Class Before Offer		Percentage Beneficially Owned by Class After Offer (All Shares Tendered and No Executive Officer or Director Tenders)
Name of Director or Executive Officer	Common Stock		Class A Common Stock		Common Stock	Class A Common Stock	Common Stock	Class A Common Stock
Henry B. Tippie(2)	338,000	(3)	7,971,000	(3)(4)	3.2%	60.1%	1.2%	55.9%
R. Randall Rollins	—		1,421,000	(4)	—	10.7%	—	11.9%
Jeffrey W. Rollins	94,800	(5)	727,782		0.9%	5.5%	1.0%	6.1%
Denis McGlynn	97,137		498,300	(6)	0.9%	3.8%	1.0%	4.2%
John W. Rollins, Jr.	135,660	(7)	137,900		1.3%	1.0%	1.4%	1.2%
Patrick J. Bagley	26,199		—		0.2%	—	0.3%	—
Kenneth K. Chalmers	2,400	(8)	—		<0.1%	—	<0.1%	—
Klaus M. Belohoubek	60,284		—		0.6%	—	0.6%	—
Edward J. Sutor	69,764		—		0.7%	—	0.7%	—
Timothy R. Horne	43,014		—		0.4%	—	0.4%	—
All Directors and Officers as a Group (10 persons)(4)	867,258		9,884,982		8.2%	74.6%	6.7%	72.0%

(1)
Our Class A Common Stock entitles the holder to ten votes per share and our Common Stock has one vote per share. Class A Common Stock is convertible, at any time, on a share-for-share basis into Common Stock at the option of the holder. As a result, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, a stockholder is deemed to have beneficial ownership of the shares of Common Stock which the stockholder may acquire upon conversion of Class A Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account shares of Common Stock which may be acquired upon conversion of Class A Common Stock (an amount which is equal to the number of shares of Class A Common Stock held by a stockholder). The percentages shown in this table are based on 10,639,374 shares of Common stock and 13,254,687 shares of Class A Common Stock outstanding as of December 19, 2005. The above numbers include the following shares of Common Stock subject to options granted under the Company's 2002 Stock Incentive Plan, as Amended and Restated, (the "Plan") which the employee has the right to acquire beneficial ownership within 60 days as specified in Rule 13d-3 of the Securities Exchange Act of 1934: Denis McGlynn, 39,997 shares; Klaus M. Belohoubek, 49,134 shares; Patrick J. Bagley, 17,499 shares; Edward J. Sutor, 58,614 shares; Timothy R. Horne, 34,664 shares; and all directors and officers as a group, 199,908 shares. The above numbers include the following shares of restricted Common Stock granted under the Plan on April 28, 2004 that vest one fifth per year beginning on the second anniversary of the grant date: Denis McGlynn, 6,000 shares; Edward J. Sutor, 4,000 shares; Timothy R. Horne, 4,000 shares; Klaus M. Belohoubek, 4,000 shares; Patrick J. Bagley, 4,000 shares; and all directors and officers as a group, 22,000 shares; and also include the following shares of restricted Common Stock granted under the Plan on January 3, 2005 that vest one fifth per year beginning on the second anniversary of the grant date: Denis McGlynn, 6,000 shares; Edward J. Sutor, 4,000 shares; Timothy R. Horne, 4,000 shares; Klaus M. Belohoubek, 4,000 shares; Patrick J. Bagley, 4,000 shares; and all directors and officers as a group, 22,000 shares.

(2)
Henry B. Tippie is the executor of the Estate of John W. Rollins (the "Estate").

(3)
Includes 105,000 shares of Common Stock and 100,000 shares of Class A Common Stock held by his wife, 10,000 shares of Common Stock held as Co-Trustee, and 223,000 shares of Common Stock and 5,000,000 shares of Class A Common Stock held by the Estate, as to all of which Mr. Tippie disclaims any beneficial interest.

(4)
871,000 shares of Class A Common Stock owned by R. Randall Rollins are included under both the holdings of Henry B. Tippie and the holdings of Mr. Rollins. Mr. Rollins has investment power over these shares and Mr. Tippie has the right to vote these shares pursuant to a Stockholders Voting Agreement between Mr. Tippie and Mr. Rollins. The terms of this agreement are outlined below under the heading "Controlled Corporation Status." For purposes of calculating the holdings and percentage ownership under the heading "All Directors and Officers as a Group," these 871,000 shares are only included one time in order to avoid overstatement.

(5)
Includes 25,295 shares of Common Stock owned by a limited liability corporation over which Mr. Rollins has sole voting and investment power.

(6)
Includes 102,900 shares of Class A Common Stock held by his wife, as to which Mr. McGlynn disclaims any beneficial interest.

(7)
Includes 630 shares of Common Stock held by his wife.

(8)
Includes 1,400 shares of Common Stock held by his wife, as to which Mr. Chalmers disclaims any beneficial interest.

        Based upon the shareholdings for executive officers and directors set forth in the preceding table and the accompanying footnotes, the following table shows the percentage of combined voting power of such executive officers and directors in the Company represented by Common Stock and Class A Common Stock both as of December 19, 2005 and after giving effect to the Offer, assuming that we purchase all 1,063,937 shares of Common Stock and all 1,325,468 shares of Class A Common Stock and that none of our executive officers or directors tender any shares. Our Class A Common Stock has ten votes per share and our Common Stock has one vote per share.

Name of Director or Executive Officer	Percentage of Combined Voting Power of Both Classes Before Offer		Percentage of Combined Voting Power of Both Classes After Offer (All Shares Tendered and No Executive Officer or Director Tenders)
Henry B. Tippie	55.9	%(1)	51.9	%(1)
R. Randall Rollins	3.8%		4.3%
Jeffrey W. Rollins	5.1%		5.7%
Denis McGlynn	3.5%		3.9%
John W. Rollins, Jr.	1.1%		1.2%
Patrick J. Bagley	<0.1%		<0.1%
Kenneth K. Chalmers	<0.1%		<0.1%
Klaus M. Belohoubek	<0.1%		<0.1%
Edward J. Sutor	<0.1%		<0.1%
Timothy R. Horne	<0.1%		<0.1%
All Directors and Officers as a Group (10 persons)	69.6%		67.1%

(1)
Excluding shares of Common Stock and Class A Common Stock beneficially owned by the Estate of John W. Rollins, Mr. Tippie's percentage of combined voting power of both classes before the Offer would be 20.8% and after the Offer would be 23.1%.

        Based on our records and on information provided to us by our directors, executive officers and affiliates, neither we, nor any affiliate or subsidiary of ours, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates or subsidiaries of any of the foregoing, has effected any transactions involving shares of Common Stock or Class A Common Stock during the sixty days before the date hereof.

Beneficial Ownership of Affiliates

        Our largest stockholder is the Estate of John W. Rollins. The Estate owns 223,000 shares of Common Stock, or 2.1% of our outstanding shares of Common Stock, and 5,000,000 shares of Class A Common Stock, or 37.7% of our outstanding shares of Class A Common Stock. These shareholdings represent 35.1% of the combined voting power of both classes or our stock. We have been advised that the Estate presently intends to tender 1,300,000 shares of Class A Common Stock, representing approximately one-fourth of its Class A Common stock holdings, and all 223,000 shares of Common Stock owned by it. Excluding the holdings of the Estate, the majority of our Class A Common Stock is owned by our directors and executive officers and members of their respective families. Other Class A stockholders have indicated to us a present intention to tender approximately 25,000 shares of Class A Common Stock. The number of shares which stockholders actually tender, if any, will depend on the market prices and liquidity of trading in our Common Stock from time to time. We presently anticipate that all or substantially all of the 1,325,468 shares of Class A Common Stock we have offered to purchase will be tendered pursuant to the Offer.

        If we purchase all 1,063,937 shares of Common Stock and all 1,325,468 shares of Class A Common stock pursuant to the Offer and assuming that all of the shares tendered by the Estate are purchased by us, the Estate will continue to be our largest shareholder and will beneficially own 3,700,000 shares of Class A Common Stock, or 31.0% of our outstanding shares of Class A Common Stock, representing 28.7% of the combined voting power of both classes of our stock.

Controlled Corporation Status

        We have elected to be treated as a "controlled corporation" as defined by New York Stock Exchange Rule 303A. This Rule provides that a controlled corporation need not comply with the requirements of Sections 303A.01, 303A.04 and 303A.05 of the New York Stock Exchange Listed Company Manual. Section 303A.01 requires that listed companies have a majority of independent directors. As a controlled corporation, this Section does not apply to us. We are only required to make an independence determination relative to our audit committee members—all three of whom are described as independent in our annual proxy statement. Two of our directors, Denis McGlynn and Patrick J. Bagley are employees of the Company and, therefore, cannot be considered independent. No other directors or their immediate family members are employees of ours. Our Board is not required to and has not formally made an assessment as to the independence of these directors. Sections 303A.04 and 303A.05 require that listed companies have a nominating & corporate governance committee and a compensation committee, in each case composed entirely of independent directors. In addition, each committee must have a charter that addresses both the committee's purpose and responsibilities and the need for an annual performance evaluation by the committee. While we have a nominating/corporate governance committee and a compensation committee, we are not required to and do not comply with all of the provisions of Sections 303A.04 and 303A.05. We are a "controlled corporation" because a single person, Henry B. Tippie, the Chairman of our Board of Directors, controls in excess of fifty percent of our voting power. This means that he has the ability to determine the outcome of the election of directors at our annual meetings and to determine the outcome of many significant corporate transactions, many of which only require the approval of a majority of the Company's voting power. Such a concentration of voting power could also have the effect of delaying or preventing a third party from acquiring control over the Company at a premium.

        Mr. Tippie's voting control emanates from his direct and indirect holdings of Common Stock and Class A Common Stock, from his status as executor of the Estate of John W. Rollins, our largest stockholder, and from certain shares as to which he has voting rights pursuant to a voting agreement described below. As of December 19, 2005, Mr. Tippie has control over approximately 55.9% of the voting power of the Company. Assuming that the Estate tenders all the shares of Common Stock and Class A Common Stock that it has indicated it intends to and all such shares are purchased by the Company (and assuming that we purchase all 1,063,937 shares of Common Stock and all 1,325,468 shares of Class A Common Stock pursuant to the Offer), Mr. Tippie will control approximately 51.9% of the voting power of the Company and the Company will retain its status as a "controlled corporation."

        On December 16, 2005, Mr. Tippie and R. Randall Rollins, one of our directors, entered into a Second Amended and Restated Stockholders Voting Agreement and Irrevocable Proxy pursuant to which Mr. Rollins grants to Mr. Tippie the right to vote 871,000 shares of Class A Common Stock owned by Mr. Rollins. Mr. Rollins is also the beneficial owner of an additional 550,000 shares of Class A Common Stock none of which are subject to this agreement. We are advised that one of the purposes of the agreement was to maintain the Company's status as a "controlled corporation."

        The Company is not a party to the Stockholders Voting Agreement and Irrevocable Proxy. The agreement is attached to a Schedule 13D filing made by the Estate of John W. Rollins and Mr. Tippie and filed with the SEC on December 16, 2005 and is also included as an Exhibit to our Tender Offer Statement on Schedule TO, filed with the SEC, of which this offer to purchase is a part. Under the terms of this agreement, Mr. Rollins and Mr. Tippie agree to consult with each other relative to matters involving the voting of shares of our stock yet each stockholder reserves the right to vote shares beneficially owned by him in any manner he sees fit in his sole discretion, except that Mr. Rollins grants to Mr. Tippie the right to vote 871,000 shares of Class A Common Stock owned by Mr. Rollins. The agreement has an initial one (1) year term and continues for nine (9) successive one (1) year terms unless Mr. Rollins terminates the agreement prior to its anniversary date. The agreement automatically terminates in the event that Mr. Tippie ceases to control more than 50% of the voting power of the Company (measured by voting control in the outstanding shares of the Company's Common Stock and Class A Common Stock on a combined basis) or in the event of the death or incapacity of Mr. Tippie. The agreement shall not in any way restrict Mr. Rollins' right to sell, gift or otherwise dispose of the 871,000 shares of Class A Common Stock and shall cease to have any force and effect with respect to any such shares which may be sold, gifted or otherwise disposed of. In the event that all of the 871,000 shares of Class A Common Stock are sold, gifted or otherwise disposed of, the agreement automatically terminates. Mr. Tippie is also free at any time to cede voting control back to Mr. Rollins by providing written notice of such intention, in which event the agreement automatically terminates.

  Stock Incentive Plans

        Our executive officers participate in and receive awards under our 2002 Stock Incentive Plan, as amended in 2004. Following is a summary of certain material terms of our plan.

        The 2002 Stock Incentive Plan was originally adopted by our Board of Directors in 2002. It was amended and restated by our Board on January 28, 2004. An aggregate of 1,500,000 shares of Common Stock are reserved for issuance under the 2002 Stock Incentive Plan. The 2002 Stock Incentive Plan originally provided for grants to our officers and key employees of stock options. The primary purpose of the 2004 amendment was to add to the 2002 Stock Incentive Plan the flexibility to make awards to our officers and key employees that are valued in whole or in part by reference to our Common Stock, such as restricted stock awards. The 2002 Stock Incentive Plan is administered by our Compensation and Stock Incentive Committee. The committee consists of non-employee Directors. The 2002 Stock Incentive Plan affords us latitude in tailoring incentive compensation to support our corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices.

        The Compensation and Stock Incentive Committee has exclusive discretion to select the employees and to determine the type, size and terms of each award, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the 2002 Stock Incentive Plan. The 2002 Stock Incentive Plan will terminate on January 14, 2012. With limited exceptions, including termination of employment as a result of death, options and other awards under the 2002 Stock Incentive Plan are forfeited if an employee's employment or performance of services terminates following the grant of the award but prior to its exercise and/or vesting. Generally, an employee's rights and interest under the 2002 Stock Incentive Plan will not be transferable except by will or by the laws of descent and distribution.

        There is no maximum number of persons eligible to receive options and other awards under the 2002 Stock Incentive Plan. It is currently estimated that the eligible group will be comprised of less than 35 persons.

        Options, which include nonqualified stock options and incentive stock options, are rights to purchase a specified number of shares of our Common Stock at a price fixed by the committee. The option price may not be less than the fair market value of the underlying shares of Common Stock at the time of grant. Options generally will expire not later than eight years after the date on which they are granted. Options will become exercisable at such times and in such installments as the committee shall determine. Payment of the option price must be made in full at the time of exercise in such form (including, but not limited to, cash, unrestricted Common Stock held for at least twelve months, or any combination thereof) as the committee may determine. In order to comply with certain federal tax restrictions, no employee may be granted an incentive stock option if after taking into account such option the aggregate fair market value of the stock with respect to which incentive stock options are exercisable for the first time by such employee during any given calendar year, under this and all other incentive stock option plans of the Company, would exceed $100,000.

        A restricted stock award is an award of a given number of shares of our Common Stock which are subject to a restriction against transfer and/or to a risk of forfeiture during a period set by the committee. During the restriction period, the employee may or may not have the right to vote and receive dividends on the shares depending on the terms of the award.

        The 2002 Stock Incentive Plan is subject to amendment or termination by the Board of Directors without stockholder approval as deemed in our best interests. However, no such amendment may:

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  materially increase the benefits to employees under the 2002 Stock Incentive Plan;

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  materially increase the number of shares which may be issued under the 2002 Stock Incentive Plan;

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  materially modify the requirements as to eligibility for participation in the 2002 Stock Incentive Plan; or

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  reduce the amount of any previously granted award or adversely change its terms and conditions, without the consent of the holder of such award.

        In general, if there are any changes in our capitalization affecting the number or kind of outstanding shares of our Common Stock, whether by declaration of stock dividends, stock splits, reclassifications or recapitalizations, then the number and kind of shares then subject to options and awards shall be proportionately adjusted by the committee to whatever extent the committee determines that any such change equitably requires an adjustment.

        In general, subject to the discretion of the committee, if we are merged into or consolidated with another corporation under circumstances in which the Company is not the surviving corporation, or if the Company is liquidated, or sells or otherwise disposes of substantially all of its assets to another corporation while unexercised options are outstanding under the 2002 Stock Incentive Plan, then adjustments will be made so that employees will be entitled, upon exercise of such option to receive such stock or other securities as the holders of the same class of stock as those shares subject to the option would be entitled to receive in the transaction. Other awards under the 2002 Stock Incentive Plan will receive such treatment in connection with these transactions as the committee shall determine at or after the date of grant.

        Through December 19, 2005, we had granted 117,000 shares of restricted stock under the 2002 Stock Incentive Plan and of this amount, 107,000 shares of restricted stock remain outstanding. As of December 19, 2005, there were outstanding options to acquire an aggregate of 684,756 shares of Common Stock under the 2002 Stock Incentive Plan. The exercise prices for such stock options range from $8.98 to $13.31. Accounting for such previous exercises and the outstanding awards described in this paragraph, at December 19, 2005, the maximum number of shares that may be subject to future awards under the 2002 Stock Incentive Plan is 697,252 If any currently outstanding awards under the 2002 Stock Incentive Plan are forfeited in the future, the shares underlying such forfeited awards will become eligible for reissuance under the 2002 Stock Incentive Plan.

  Stockholder Rights Plan

        We adopted a stockholder rights plan in 2002. The rights are attached to and trade in tandem with our Common Stock and Class A Common Stock. The rights, unless earlier redeemed by our Board of Directors, will detach and trade separately from our Common Stock and Class A Common Stock upon the occurrence of certain events such as the unsolicited acquisition by a third party of beneficial ownership of 10% or more of our outstanding combined Common Stock and Class A Common Stock or the announcement by a third party of the intent to commence a tender or exchange offer for 10% or more of our outstanding combined Common Stock and Class A Common Stock. After the rights have detached, the holders of such rights would generally have the ability to purchase such number of either shares of our stock or stock of an acquiror of our company having a market value equal to twice the exercise price of the right being exercised, thereby causing substantial dilution to a person or group of persons attempting to acquire control of our Company. The rights may serve as a significant deterrent to unsolicited attempts to acquire control of us, including transactions involving a premium to the market price of our stock. The rights expire on January 1, 2012, unless earlier redeemed. A more detailed description of the rights follow:

        Effective January 2, 2002, our Board of Directors authorized and declared the issuance of one Common Stock purchase right for each share of Common Stock of the Company outstanding and each share of Common Stock issued thereafter, subject to certain limitations. Each right entitles the registered holder to purchase from us one share of Common Stock at a purchase price of $200 per share. The description and terms of the rights are set forth in a rights agreement between us and Mellon Investor Services our transfer agent, as rights agent.

        Initially the rights will not be exercisable, certificates will not be sent to stockholders and the rights will automatically trade with the Common Stock.

        The rights will be represented by and transferred with, and only with, the Common Stock until the close of business on the distribution date, which will occur on the earlier of:

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  the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding combined equity of our Common Stock and Class A Common Stock; or

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  a date fixed by our Board of Directors which is not later than the nineteenth business day after the commencement of a tender offer or exchange offer which would result in the ownership of 10% or more of the outstanding combined equity of Common Stock and Class A Common Stock.

        Certificates issued for Common Stock after January 2, 2002 will contain a legend incorporating the rights agreement by reference, and the surrender for transfer of any of our Common Stock certificates will also constitute the transfer of the rights associated with the Common Stock. As soon as practicable following the distribution date, separate right certificates will be mailed to holders of record of our Common Stock as of the close of business on the distribution date, and thereafter the separate certificates alone will evidence the rights.

        The rights are not exercisable until an event occurs which gives rise to a distribution date. The rights will expire at the close of business on January 1, 2012, unless earlier redeemed by us as described below. Common Stock issued after the distribution date will be issued with rights, if such Common Stock certificates are issued pursuant to the exercise of stock options or under an employee benefit plan.

        The purchase price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

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  in the event of a stock dividend on, or a subdivision, combination or reclassification of the Common Stock;

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  upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price at the time of grant; or

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  upon the distribution to holders of the Common Stock of evidences of indebtedness or assets, excluding regular cash dividends and dividends payable in Common Stock, or of subscription rights or warrants other than those referred to above.

        Unless the rights are earlier redeemed, in the event that, after a stock acquisition date, we were to be acquired in a merger or other business combination (in which any shares of our Common Stock are changed into or exchanged for other securities or assets) or more than 50% of our assets or earning power were to be sold or transferred in one or a series of related transactions, the rights agreement provides that proper provision shall be made so that each holder of record of a right will from and after such date have the right to receive, upon payment of the purchase price, that number of shares of Common Stock of the acquiring company having a market value at the time of such transaction equal to two times the purchase price.

        Each holder of a right, other than the acquiring person, will have the right to receive, upon payment of the purchase price, a number of shares of Common Stock having a market value equal to twice the purchase price in the event:

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  any person becomes the beneficial owner of 10% or more of the then outstanding combined equity of Common Stock and Class A Common Stock, other than pursuant to an all-cash tender offer on the same terms for all outstanding shares of Common Stock and Class A Common Stock pursuant to which no purchases of Common Stock or Class A Common Stock are made for at least 60 days from the date of commencement thereof and which is accepted by holders of not less than the number of shares of Common Stock and Class A Common Stock that, when aggregated with the number of shares of Common Stock and Class A Common Stock owned by the person making the offer, and its affiliates or associates, equals or exceeds 75% of the outstanding Common Stock and Class A Common Stock; or

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  any acquiring person or any of its affiliates or associates engages in one or more "self-dealing" transactions as described in the rights agreement.

        This same right will be available to each holder of record of a right, other than the acquiring person, if, while there is an acquiring person, there occurs any reclassification of securities, any recapitalization of the Company, or any merger or consolidation or other transaction involving the Company or any of its subsidiaries which has the effect of increasing by more than 1% the proportionate ownership interest in the Company or any of its subsidiaries which is owned or controlled by the acquiring person. To the extent that insufficient shares of Common Stock are available for the exercise in full of the rights, holders of rights will receive upon exercise, shares of Common Stock to the extent available and then cash, property or other securities of the Company (which may be accompanied by a reduction in the purchase price), in proportions determined by us, so that the aggregate value received is equal to twice the purchase price. Rights that are beneficially owned by an acquiring person will be null and void.

        Any person that is the beneficial owner of 10% or more of the outstanding combined equity of Common Stock and Class A Common Stock prior to the adoption of the rights plan will not be deemed an acquiring person. The Estate of John W. Rollins, Sr. and Henry B. Tippie are, therefore, excluded from the definition of acquiring person.

        No fractional shares of Common Stock or other securities of the Company will be issued upon exercise of the rights and, in lieu thereof, a payment in cash will be made to the holder of such rights equal to the same fraction of the current market value of a share of Common Stock or other securities of the Company.

        At any time until ten days following stock acquisition date (subject to extension by our Board of Directors), our Board of Directors may cause us to redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment. Immediately upon the action of the Board of Directors authorizing redemption of the rights, the right to exercise the rights will terminate, and the holders of rights will only be entitled to receive the redemption price without any interest thereon.

        For as long as the rights are then redeemable, we may, except with respect to the redemption price or date of expiration of the rights, amend the rights in any manner, including an amendment to extend the time period in which the rights may be redeemed. At any time when the rights are not then redeemable, we may amend the rights in any manner that does not adversely affect the interests of holders of the rights as such.

        Until a right is exercised, the holder, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

        A copy of the rights agreement has been filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO, filed with the SEC, of which this offer to purchase is a part. A copy of the rights agreement is also available free of charge upon written request to us.

        The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group who attempts to acquire us on terms not approved by our Board of Directors. The rights were not declared in response to any specific effort to acquire control of us, and our Board of Directors is not aware of any such effort. The rights should not interfere with any merger or other business combination approved by the board since they may be redeemed by us at $.01 per right at any time until the close of business on the tenth day after a person or group has obtained beneficial ownership of 10% or more of the outstanding shares of our Common Stock and Class A Common Stock.

        A separate rights agreement applies to all shares of our Class A Common Stock and has substantially the same terms as the rights agreement with respect to Common Stock, except that the Class A Common Stock purchase right is for the purchase of one share of Class A Common Stock at the same $200 per share purchase price and exercisable on the same triggering events. In both rights agreements, the triggering events are based on calculations involving the combined equity of Common Stock and Class A Common Stock.

  No Other Contracts, Arrangements, Understandings or Relationships

        Neither we, nor to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option agreements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

14.   Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our acquisition of shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares as contemplated in the Offer. Should any such approval or other action be required, we will make a good faith effort to obtain it. We cannot predict whether we will be required to delay the acceptance for payment of, or payment for, shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for shares are subject to conditions. See Section 7, "Conditions of the Offer."

15.   U.S. Federal Income Tax Considerations

        In General.    The following summary describes the material United States federal income tax consequences relating to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The summary deals only with shares held as capital assets within the meaning of Section 1221 of the Code and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax exempt organizations, insurance companies, certain expatriates, dealers in securities or currencies, stockholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes or stockholders that received their shares through the exercise of employee stock options or otherwise as compensation. Accordingly, you should consult your own tax advisor with regard to the Offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

For purposes of this discussion, a "U.S. stockholder" means a stockholder that is:

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  a citizen or resident of the United States;

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  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

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  an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or

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  a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions.

A "foreign stockholder" is a stockholder other than a U.S. stockholder or a entity treated as a partnership for U.S. federal income tax purposes. If an entity treated as partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors.

        Characterization of the Sale.    Your sale of shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to you may vary depending upon your particular facts and circumstances. Under Section 302 of the Code, your sale of shares to us pursuant to the Offer will be treated as a "sale or exchange" of such shares for United States federal income tax purposes (rather than as a "dividend" distribution by us with respect to the shares you hold) if the receipt of cash upon such sale (a) is "substantially disproportionate" with respect to your stockholdings, (b) results in a "complete redemption" of the shares you own, or (c) is "not essentially equivalent to a dividend" (each as described below).

        If any of the above three tests is satisfied, and the sale of the shares is therefore treated as a "sale or exchange" of such shares for United States federal income tax purposes, you would recognize gain or loss equal to the difference between the amount of cash you receive pursuant to the Offer and your tax basis in the shares sold pursuant to the Offer. Any such gain or loss will be capital gain or loss. You should consult your own tax advisors concerning the tax treatment of capital gains and losses.

        If none of the above three tests is satisfied, you would be treated as having received a dividend, to the extent of your share of our current and accumulated earnings and profits as described below, which would be includable in your gross income in an amount equal to the entire amount of cash you received pursuant to the Offer (without reduction for the tax basis of the shares sold pursuant to the Offer), and the tax basis of your shares sold pursuant to the Offer would be added to the basis in your remaining shares, if any.

        In determining whether any of the three tests under Section 302 of the Code is satisfied, you must take into account not only the shares which you actually own, but also shares which you constructively own within the meaning of Section 318 of the Code. Under Section 318 of the Code, you may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares which you have the right to acquire by exercise of an option or by conversion. For these purposes, Class A Common Stockholders will be deemed to constructively own shares of Common Stock since Class A Common Stock is freely convertible into Common Stock at any time on a share for share basis at the option of the holder. You should be aware that because proration may occur in the Offer, even if all the shares you actually and constructively own are tendered pursuant to the Offer, we may purchase fewer than all of such shares. Thus, proration may affect whether your sale will meet any of the three tests under Section 302 of the Code. See Section 6 for information regarding your option to make a conditional tender of a minimum number of shares. You should consult your own tax advisor regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

        Section 302 Tests.    Your receipt of cash will be "substantially disproportionate" with respect to your stock holdings if the percentage of the outstanding shares you actually and constructively own immediately following your sale of shares pursuant to the Offer (treating as not outstanding all shares purchased by us pursuant to the Offer) is less than 80% of the percentage of the outstanding shares you actually and constructively own immediately before the sale of shares pursuant to the Offer (treating as outstanding all shares purchased by us pursuant to the Offer). You should consult your advisor with respect to the application of the "substantially disproportionate" test to your particular situation.

        Your receipt of cash will be a "complete redemption" of all your shares if either (a) all of the shares you actually and constructively own are sold pursuant to the Offer, or (b) all of the shares you actually own are sold pursuant to the Offer, the only shares you constructively own are actually owned by your family members and you effectively waive constructive ownership of all such constructively owned shares under the procedures described in Section 302(c)(2) of the Code.

        Even if your receipt of cash fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, you may nevertheless satisfy the "not essentially equivalent to a dividend" test, if your sale of shares pursuant to the Offer results in a "meaningful reduction" in your interest in the Company. Whether your receipt of cash will be "not essentially equivalent to a dividend" will depend upon your individual facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." Under this ruling, it is likely that a small minority stockholder who exercises no control over the Company, and all of whose actually and constructively owned shares are tendered at or below the Purchase Price, would satisfy the "not essentially equivalent to a dividend" test notwithstanding proration in the Offer. If you expect to rely on the "not essentially equivalent to a dividend" test, you should consult your own tax advisor as to its application in your particular situation.

        Corporate Stockholder Dividend Treatment.    Under current law, if a sale of shares by a corporate stockholder is treated as a dividend, the corporate stockholder may be entitled to claim a dividends-received deduction under Section 243 of the Code, subject to applicable limitations. However, it is expected that any amount received by a corporate stockholder pursuant to the Offer that is treated as a dividend would constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate stockholders should consult their own tax advisors as to the application of Section 1059 of the Code.

        Qualified Dividend Income.    Provided certain holding period requirements are met, non-corporate U.S. stockholders will generally be subject to U.S. federal income tax at a maximum rate of 15% on dividends deemed received.

        Foreign Stockholders.    We will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer to a foreign stockholder or such stockholder's agent, unless we determine that a reduced rate of withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder (a) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (b) is entitled to a reduced rate of withholding pursuant to a treaty and we withheld at a higher rate, or (c) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign stockholder within the United States or that the foreign stockholder is entitled to the benefits of a tax treaty, the foreign stockholder must deliver to the Depositary (or other person who is otherwise required to withhold United States tax) a properly executed and appropriate Form W-8 claiming such exemption or benefits. Such statements may be obtained from the Depositary. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

        If a sale by a foreign stockholder pursuant to the Offer is treated as a "sale or exchange" for federal income tax purposes, the foreign stockholder generally will not be subject to United States federal income tax (except withholding tax as described elsewhere) with respect to gain realized upon the sale of the shares unless: (i) such gain is effectively connected with a United States trade or business of the foreign stockholder (or, if a tax treaty applies, attributable to a permanent establishment in the United States maintained by such foreign stockholder); (ii) the foreign stockholder is an individual who holds our stock as a capital asset, is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale occurs, and certain other conditions are met; or (iii) we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding the sale or such holder's holding period and certain other conditions are met. We believe that we are not and have not been within the last five years, and do not believe that we will become, a "United States real property holding corporation" for United States federal income tax purposes.

        Backup Withholding.    See Section 3, "Procedures for Tendering Shares" with respect to the application of the United States federal income tax backup withholding.

        The tax discussion set forth above is included for general information only and may not apply to your circumstances. The tax consequences of a sale pursuant to the Offer may vary depending upon, among other things, the particular circumstances of the tendering stockholder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the Offer. You are urged to consult your own tax advisors to determine the particular federal, state, local and foreign tax consequences of sales you make pursuant to the Offer and the effect of the stock ownership attribution rules mentioned above.

16.   Fees and Expenses

        We have retained Raymond James & Associates, Inc. to act as the Dealer Manager in connection with the Offer. We have agreed to pay the Dealer Manager a fixed fee of $50,000 and a fee of $0.05 per share upon acceptance for payment of shares pursuant to the Offer, to reimburse certain out of pocket expenses of the Dealer Manager (not to exceed $25,000) and to indemnify the Dealer Manager against certain liabilities and expenses, including liabilities under the federal securities laws, in connection with the Offer.

        Raymond James & Associates, Inc. has rendered various investment banking and other advisory services to us in the past and has received customary compensation from us for such services. Raymond James & Associates, Inc. may continue to render such services to us in the future, in which case we expect that they will receive customary compensation from us for such services. Raymond James has advised the Company that it does not hold any shares of Common Stock or Class A Common Stock for its own account and that it will not acquire any such shares prior to the expiration of the Offer.

        We have retained Mellon Investor Services LLC, as Depositary and as Information Agent in connection with the Offer. The Information Agent, in such capacity, may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities arising under the federal securities laws.

        We have not retained or authorized the Dealer Manager, the Depositary, or the Information Agent to make recommendations in connection with the Offer.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Depositary and the Information Agent) for soliciting tenders of shares pursuant to the Offer.

        We estimate that our total fees and expenses for the Offer, including those for legal, accounting, printing and the fees mentioned above, will amount to approximately $350,000.

17.   Miscellaneous

        We are not aware of any jurisdiction in which the making of the Offer or the acceptance for payment of shares in connection with the Offer would not be in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, we will make a good faith effort to comply with such laws or seek to have such laws declared inapplicable to the Offer. If after a good faith effort we cannot comply with any such laws, we will not make the Offer to, nor will we accept tenders from or on behalf of, holders of shares in any such jurisdictions.

Dover Downs Gaming & Entertainment, Inc.
December 19, 2005

        Facsimile copies of the letter of transmittal will be accepted from Eligible Institutions. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each tendering person or his broker, dealer, commercial bank, trust company, or nominee to the Depositary at the address set forth below.

The Depositary is:

Mellon Investor Services LLC

By Registered Mail:	By Hand:	By Overnight Courier:
Mellon Investor Services LLC P.O. Box 3301 South Hackensack, New Jersey 07606 Attn: Reorganization Department
Mellon Investor Services LLC
120 Broadway, 13th Floor
New York, New York 10271
Attn: Reorganization Department
Facsimile Transmission:
(201) 680-4626
(For Eligible Institutions Only)
 Confirm Receipt of Facsimile
by Telephone Only:
	(201) 680-4860	Mellon Investor Services LLC 480 Washington Boulevard Mail Drop-Reorg. Jersey City, NJ 07310 Attn. Reorganization Department 27th Floor

        Any questions or requests for assistance or for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the Information Agent at the telephone numbers and addresses set forth below. You may also contact the Dealer Manager or your broker, dealer, commercial bank or trust company for assistance concerning this Offer. To confirm the delivery of your shares, you are directed to contact the Depositary.

The Information Agent for the Offer is:

Mellon Investor Services LLC
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Call Toll-Free (888) 689-2681

The Dealer Manager for the Offer is:

RAYMOND JAMES

880 Carillon Parkway
St. Petersburg, FL 33716
(727) 567-5025

December 19, 2005

QuickLinks

Offer to Purchase for Cash Up to 1,063,937 Shares of its Common Stock and Up to 1,325,468 Shares of its Class A Common Stock (Including, in Each Case, the Associated Stock Purchase Rights) At a Purchase Price of $14.50 Per Share by DOVER DOWNS GAMING & ENTERTAINMENT, INC.
TABLE OF CONTENTS
IMPORTANT
WHERE YOU CAN FIND MORE INFORMATION
FACTORS THAT MAY AFFECT OPERATING RESULTS; FORWARD-LOOKING STATEMENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER